Acorn Energy Announces Third Quarter and Nine Month 2013 Results

Wilmington, Del., November 12, 2013 - Acorn Energy, Inc. (NASDAQ: ACFN), today announced the results for the third quarter and nine-month periods ended September 30, 2013.

For the nine-month 2013 period revenues were $15.9 million compared to $14.6 million in the 2012 nine-month period. The net loss was $24.5 million, or $1.35 per share compared to $11.3 million or $0.63 per share.

Losses for the 2013 nine-month period were primarily due to losses at OmniMetrix of $10.8 million, which includes a non-cash loss on the impairment of goodwill and intangibles of $6.7 million as well as restructuring charges of $0.8 million; USSI losses of $6.8 million and GridSense losses of $3.5 million which also include restructuring charges of $0.6 million.

For the third quarter ended September 30, 2013, revenues were $5.0 million compared to $4.7 million in the third quarter of 2012.  The net loss for the quarter was $12.3 million (which includes the non-cash loss on the impairment of goodwill and intangibles and a restructuring charge at OmniMetrix of $5.6 million and $0.8 million, respectively), or $0.68 per share (of which $0.35 per share was attributable to the aforementioned impairments and restructuring charges) as compared to $3.9 million or $0.22 per share in the comparable 2012 period.

Cash and cash equivalents as of September 30, 2013 were $7.4 million. Subsequent to the end of the quarter, the Company announced the closing of a public offering and overallotment sale of approximately 4.0 million shares of its common stock at $2.85 per share, netting the Company $10.5 million after transaction costs.

John Moore, CEO of Acorn Energy said, “While not reflected in our operating results, the third quarter was an important period of progress at our Company. We own four energy infrastructure technology companies and each made progress in advancing their technology and obtaining key reference customers or trials.

“DSIT is in the running to win a multi-million dollar project and if we are selected, this will add another important naval relationship. If we win this tender, we will have beaten some of the world's largest defense companies on this high profile project, further expanding our brand as a technology leader in this fast developing marine security technology market.

“GridSense is beginning to realize commercial success based on its past investment in the TransformerIQ® and GridInsiteTM products. The company was substantially restructured by Joe Musanti, its new CEO, and its revenue breakeven point was lowered from $13 million to approximately $7.5 million. The cost cutting has resulted in a substantially more focused company. For example our Australian operations were reduced to 8 from 21 employees and they just won the region’s first commercial-scale pilot for the TransformerIQ from a local utility in a trial against two competitors. I am also very impressed how the team under Joe's leadership has managed to focus on ten of the nearest term and what we expect are the most likely major opportunities among our fifty current pilot projects. Strong on-going support for these pilots is critical to turning them into larger deployments. The most potentially rewarding of these has been the deployment of hundreds of LineIQ® and TranformerIQ units in multiple overseas countries. These projects required our team to work very closely with our local partners to implement our systems using GridInsite.

“OmniMetrix has been restructured. Joe has both reduced cost as well as changed the previous marketing focus from dealer sales to large end-users who are beginning to be impacted by new pollution regulations covering their generators. Preparing our product to serve as a compliance tool will require some engineering investment but Joe's goal is to run GridSense and OmniMetrix at a combined cash neutral rate in 2014.

“US Seismic Systems has entered into another Master Services Agreement with an independent oil company which is partnered with one of the world's largest foreign oil companies to perform a live frac job using our seismic tool in the first quarter of 2014. This agreement is in addition to the previously announced MSA with a super major and with a services company.

“US Seismic has continued to invest in making its fiber optic geophones a commercialized product. Fracking has been called the biggest positive economic driver of the US economy since the internet. It is incumbent on USSI to solve the final technical objectives and to commercialize the product as specified by our customers. One of our customer trials has experienced an oil field site delay and another customer experienced a technical delay. However, our customer relationships remain very solid and we will keep investors apprised of our progress as we expect new developments to unfold in the fourth quarter.

“Finally, plans have been put in place to lower our corporate overhead approximately 35% in 2014. I have voluntarily reduced my salary by 25% effective October 16th of this year. Director cash compensation has been similarly reduced. In addition, after six years of service to the Company, Richard Rimer has volunteered to reduce his contractual compensation and resign from the Board in order to help us meet our cost cutting commitment to the shareholders. Following our cash raise, we entered the fourth quarter with nearly $17 million in corporate cash with no corporate debt. In addition, today we received a tax refund check in the amount of $1.685 million. I feel confident in our ability to realize shareholder value in the coming periods.”

DSIT

DSIT develops and markets unique underwater detection systems to prevent attacks on harbor and off-shore energy installations. Headquartered in Israel, the technologies upon which they are building were developed for the Israeli Navy. Currently the company is expanding its worldwide footprint for governments and commercial customers. DSIT is awaiting the results of a bid process for a major multi-million dollar project which are expected shortly. If DSIT wins, we believe DSIT will be able to report significantly greater revenue in the fourth quarter of 2013 as compared to the third quarter.

DSIT reported revenue in the first nine months of 2013 of $9.6 million, which is $0.4 million lower than the $10.0 million reported in the first nine months of 2012. Revenue for the third quarter of 2013 was $2.9 million reflecting a decline of $0.4 million compared to third quarter 2012 revenue of $3.3 million.  Gross profit of $3.6 million was reported for both the first nine months of 2013 and 2012 despite the reduction in revenues in 2013. Gross profit for the third quarter of 2013 was $1.0 million as compared to $1.1 million in the third quarter of 2012.

GridSense

GridSense’s previously referenced new orders are additional confirmation that many aging utility substations need better and affordable monitoring.  We believe that they validate the company’s recently up-dated strategy to concentrate on pilot programs with the highest probability of near term commercialization rather than simply expanding the number of pilots in the pipeline, many of which have large potential but longer sales cycles. New management’s major goals are to reduce costs and build revenue to reach cash flow positive in the fourth quarter of this year.

In the first nine months of 2013, GridSense increased revenue from $2.9 million in 2012 to $3.5 million.  Third quarter revenue was up slightly from $1.0 million in 2012 to $1.1 million in 2013. Gross profit increased by $0.3 million and $24,000 for the first nine months and the third quarter of 2013, respectively, as compared to prior year same periods.

OmniMetrix

OmniMetrix monitors power generators for home and commercial backup electricity during failures as well as monitoring large commercial generators used for emergency backup power. Following Acorn’s purchase of OmniMetrix in February 2012, it invested heavily to expand market penetration. The prime targets were generator dealers and distributors which were offered monitors below cost to build a recurring revenue opportunity from fixed term monitoring contracts. This strategy has not universally resonated with the dealer marketplace. New management is currently revising marketing efforts to include large end-users as well as identifying dealers with substantial customer maintenance services. Joe Musanti, who took over the reins at GridSense, is combining resources of the two companies for cost savings and the marketing of machine to machine monitoring. The new goal is for the two companies to be cash neutral in 2014. A major boost to generator monitoring is a new requirement by the EPA for every commercial generator exceeding a specific size to collect and report annual emissions or face significant civil penalties.

In the first nine months of 2013, OmniMetrix recorded revenue of $1.6 million as compared to $0.4 million since our acquisition in February of 2012. Third quarter 2013 revenue was $0.5 million as compared to third quarter 2012 revenue of $0.2 million. Gross profit for the first nine months of 2013 was $874,000 as compared to $72,000 in the 2012 period since our acquisition. Gross profit for the third quarter of 2013 was $273,000 as compared to $101,000 in the third quarter of 2012.

In the third quarter of 2013, following the change in the top-level management at OmniMetrix, it engaged in restructuring its operations to better align expenses with revenues as now projected by its new management. As a result, during the third quarter of 2013, OmniMetrix recorded a total restructuring charge of $0.8 million.

As revenue at OmniMetrix in 2013 and expected future revenues have been significantly adversely impacted by the inability to make expected penetration in the marketplace, future projections for the segments have been adjusted. Following an impairment analysis based upon expected discounted cash flows, Acorn Energy’s Audit Committee determined that both the goodwill and other intangible assets recorded upon OmniMetrix’s acquisition by Acorn were fully impaired and an impairment charge of $5.6 million was recorded in the third quarter of 2013.

US Seismic Systems (USSI)

USSI is developing fiber optics sensor systems for unconventional oil and gas exploration and recovery as well as applications for monitoring oil and gas reservoirs with 4D seismic systems. By improving the understanding of the subsurface and detecting as well as locating microseismic events during fracking, the USSI technology is expected to increase oil and gas production, especially in harsh conditions such as very high temperatures. To-date all sales have been for trials or pilot projects. As a result of recent customer trials, management believes it is in the final steps toward commercial production. USSI has experienced various design and deployment problems but feedback from several customers indicates the data from the sensors meets or exceeds specifications. To accelerate the marketing efforts, USSI is offering potential customers rental contracts for utilizing the fiber optic systems which we understand is common in the industry when introducing a new technology. These contracts can vary to include the costs incurred by USSI to lease/sale options. USSI anticipates beginning to recognize revenue on leased equipment when the equipment is delivered to a customer. One such lease is scheduled to begin in the fourth quarter this year and another in the first quarter of 2014.

In the first nine months of 2013, USSI reported revenue of $1.1 million vs. $1.3 million for the same period in 2012. Third quarter revenue was $513,000 in 2013 vs. $234,000 in 2012. In the first nine months of 2013, gross profit was a negative $1.5 million vs. a negative $0.8 million in 2012. Approximately $1.0 million of the negative gross profit in the first nine months of 2013 was attributable to adjustments of sensor systems built-to-lease and inventories to net realizable values.

Conference Call Information

Acorn Energy will host a conference call on Wednesday, November 13, 2013 at 11:00 AM, EST to discuss its third quarter 2013 results and developments. Participants can pre-register for the conference call and webcast by clicking here.  Please note that registered participants will receive their dial-in number upon registration.  Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your outlook calendar with an invitation.   Participants that would like to join the conference call, but have not registered can do so by dialing US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the "Acorn Energy Conference Call".   If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00 am EST on December 13, 2013 by dialing US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code - 10036868.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense provides monitoring for all critical points along the electricity delivery system. OMNIMETRIX remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets.  For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's Form 10-Q for the third quarter of 2013 filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

- Financial Tables to Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2013	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$7,369	$26,147
Restricted deposit	799	699
Accounts receivable, net	4,507	5,481
Unbilled revenue	6,236	5,213
Inventory	5,271	5,106
Other current assets	3,369	3,547
Total current assets	27,551	46,193
Property and equipment, net	2,056	927
Severance assets	3,419	3,165
Restricted deposit	-	115
Intangible assets, net	3,936	9,561
Goodwill	4,497	6,630
Other assets	938	745
Total assets	$42,397	$67,336
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$1,212	$153
Accounts payable	2,889	2,631
Accrued payroll, payroll taxes and social benefits	2,012	2,420
Deferred revenue	1,732	3,323
Other current liabilities	2,450	1,708
Total current liabilities	10,295	10,235
Long-term liabilities:
Accrued severance	4,835	4,491
Other long-term liabilities	594	665
Total long-term liabilities	5,429	5,156
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,870,526 and 18,892,456 shares at December 31, 2012 and September 30, 2013, respectively	188	188
Additional paid-in capital	83,886	83,469
Warrants	44	55
Accumulated deficit	(54,194)	(29,733)
Treasury stock, at cost – 801,920 shares at December 31, 2012 and September 30, 2013	(3,036)	(3,036)
Accumulated other comprehensive income	318	716
Total Acorn Energy, Inc. shareholders’ equity	27,206	51,659
Non-controlling interests	(533)	286
Total equity	26,673	51,945
Total liabilities and equity	$42,397	$67,336

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2013	2012	2013	2012
Revenues:
Projects	$10,519	$11,017	$3,278	$3,399
Products	4,198	2,985	1,323	1,034
Services	1,214	621	381	280
Total revenues	15,931	14,623	4,982	4,713
Cost of sales:
Projects	8,535	8,241	2,972	2,468
Products	2,609	1,837	839	637
Services	331	371	112	120
Total cost of sales	11,475	10,449	3,923	3,225
Gross profit	4,456	4,174	1,059	1,488
Operating expenses:
Research and development expenses, net of credits	6,336	4,771	2,219	1,754
Selling, general and administrative expenses	15,221	13,891	4,995	5,272
Impairment of goodwill and intangibles	6,731	-	5,615	-
Restructuring and related charges	1,366	-	772	-
Total operating expenses	29,654	18,662	13,601	7,026
Operating loss	(25,198)	(14,488)	(12,542)	(5,538)
Finance income (expense), net	80	(53)	(9)	(160)
Loss before income taxes	(25,118)	(14,541)	(12,551)	(5,698)
Income tax benefit (expense), net	(228)	2,476	(143)	1,487
Net loss	(25,346)	(12,065)	(12,694)	(4,211)
Net loss attributable to non-controlling interests	885	737	382	276
Net loss attributable to Acorn Energy, Inc. shareholders	$(24,461)	$(11,328)	$(12,312)	$(3,935)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(1.35)	$(0.63)	$(0.68)	$(0.22)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	18,086	17,843	18,091	17,934

Dividends declared per common share	$0.035	$0.105	$-	$0.035